Exhibit 99.1   Press Release

PRESS RELEASE

AUGUST 15, 2001

From:                  Massachusetts Fincorp, Inc.
Contact:               Paul C. Green, President & CEO
Corporate Office:      70 Quincy Avenue
                       Quincy, Massachusetts 02169
Telephone:             (617) 769-1100

                         MASSACHUSETTS FINCORP, INC.
          ANNOUNCES NEW SHARE REPURCHASE AUTHORITY AND EXECUTION OF
                              STOCK REPURCHASE

      Quincy, Massachusetts, August 15, 2001 -- Massachusetts Fincorp, Inc. (OTC BB: MAFN), the holding company for The Massachusetts Co-operative Bank announced that its Board of Directors had approved additional authority to repurchase up to 3.1% of its outstanding shares, or 17,696 shares, in the open market over the next six months. This authority is in addition to the 5% share repurchase plan announced on April 23, 2001. The Company also announced that it has completed its full buyback authority by repurchasing 46,200 shares at $15.50 in an open market transaction.

      Paul C. Green, President, indicated that the Board of Directors approved the additional repurchase program due to the potential accretion to book value per share and earnings per share that results after completion of this repurchase. Green stated, "We believe the repurchase of our shares represents an attractive investment opportunity which will benefit the Corporation and our shareholders. The repurchased shares will become treasury shares available for general corporate purposes, including the issuance of shares in connection with the exercise of stock options."

      The Company does have capacity remaining to purchase shares for its Stock Based Incentive Plan, which was previously announced publicly on July 26, 2000.

      The company completed its conversion to a publicly owned stock company on December 21, 1998. On August 14, 2001 the Corporation's shares closed at $15.50. At June 30, 2001, the Corporation had $115.6 million in assets and shareholders' equity of $10.1 million. On that date, the Corporation had 570,084 shares outstanding.

      Forward-looking statements are not guarantees of future performance. Numerous risks and uncertainties could cause or contribute to the Company's actual results, performance and achievements to be materially different from those expressed or implied by the forward-looking statements. Factors that may cause or contribute to these differences include, without limitation, general economic conditions, including changes in market interest rates and changes in monetary and fiscal policies of the federal government; legislative and regulatory changes; and other factors disclosed periodically in the Company's filings with the Securities and Exchange Commission. Because of the risks and uncertainties inherent in forward-looking statements, readers are cautioned not to place undue reliance on them, whether included in this report or made elsewhere from time to time by the Company or on its behalf. The Company assumes no obligation to update any forward-looking statements.